EXHIBIT 99.1

WINLAND ELECTRONICS, INC. PROMOTES KUKLINSKI
TO VICE PRESIDENT OF SALES AND MARKETING

CONTACT:	Thomas J. de Petra	Tony Carideo
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2880
http://www.winland.com/

MANKATO, Minn. /December 15, 2008 / Business Wire /Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced David A. Kuklinski has been promoted to vice president of sales and marketing effective immediately.

Kuklinski joined Winland as director of sales in September 2008 from ATS Automation.  He brought over 25 years of EMS experience to the organization from a variety of industries including healthcare, automotive, telecommunications and manufacturing.

"David has redesigned all the tools Winland uses for communicating with prospective customers and managing the entire business development process," said Tom de Petra, president and chief executive officer of Winland Electronics." He’s proven to be a real asset to our executive team - a strong leader and true sales professional. We are pleased to promote him to this new position."

About Winland Electronics

Winland Electronics, Inc. is a manufacturer providing a variety of products to customers within the trucking, electronic testing, medical, critical environment monitoring and bedding markets primarily in North America. The Company operates in two business segments: Electronic Manufacturing Services (EMS) and Proprietary Products. EMS provides complete product realization services to OEM customers by providing value-added services which include product concept studies, product design, printed circuit board design, design for manufacturing, higher level assembly and box build, and legacy support. Proprietary Products develops and markets an established family of environmental security products that can monitor critical environments. The Company’s environmental security products include simple and sophisticated microprocessor and mechanically controlled sensors and alarms that monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures. Winland Electronics, Inc. is based in Mankato, Minnesota. www.winland.com